090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150274698-44
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/17/2015 1:13 PM
	Entity Number E0545322007-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Pershing Gold Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Section 3.01 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

"Section 3.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be two hundred fifty million (250,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock"."

Section 3.02 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

"Section 3.02 Common Stock. The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.0001 per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 278,557,844 (72.3%)

4. Effective date and time of filing: (optional) Date: 06/18/2015 Time: 12:01 A.M.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.